CONFIRMING STATEMENT

    This Statement confirms that the undersigned has authorized and designated Jeffrey L.
Cotter and Ruth M. Timm signing singly, to execute and file on the undersigned's behalf all
Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the United States Securities Exchange Commission as a result of the undersigned's position with or ownership of or transactions in securities of Deluxe Corporation.  The authority of Jeffrey L. Cotter and Ruth M. Timm under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 or 5 with regard to the undersigned's position with or ownership of or transactions in securities of Deluxe Corporation, unless earlier revoked in writing.  The undersigned acknowledges that neither Deluxe Corporation, Jeffrey L. Cotter nor
Ruth M. Timm are assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

/s/ Chad Kurth
Chad Kurth

Dated:  March 28, 2022